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                                                          EXHIBITS 8.1 AND 23.3


                      TAX OPINION OF DAVIS POLK & WARDWELL

                                                                   May 25, 1999


Donaldson, Lufkin & Jenrette, Inc.
277 Park Avenue
New York, New York 10172

Dear Sirs:


     We have acted as special tax counsel for Donaldson, Lufkin & Jenrette, Inc. (the "Company") in connection with the registration of the public offering of up to 18,400,000 shares of DLJdirect common stock. Terms defined in the prospectus (the "Prospectus") that is part of the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on May 25, 1999 are used herein as therein defined.

     In rendering the Opinion, we have assumed that the offering of the DLJdirect common stock as set forth in the Registration Statement will be consummated in the manner and utilizing the procedures currently contemplated in the Registration Statement in connection with the DLJdirect common stock, including without limitation the procedures regarding the issuance, offer, sale and delivery of any payment with respect to the DLJdirect common stock, and the exchange of DLJdirect common stock upon the occurrence of certain events, as set forth therein, and have assumed that such procedures will not be modified by any applicable supplement.

     Our opinion addresses only those holders of DLJdirect common stock who hold DLJdirect common stock as a capital asset. Our opinion does not address all aspects of United States federal income taxation that may be relevant to a holder of DLJdirect common stock in light of such holder's particular circumstances. We have assumed that the holders of DLJdirect common stock are not subject to special rules, such as those that may be applicable to a holder that is a broker-dealer, tax-exempt organization, S corporation or other pass-through entity, mutual fund, small business investment company, regulated investment company, insurance company or other financial institution. Moreover, in rendering this opinion, no ruling has been sought from the Internal Revenue Service (the "Service") and, in this regard, the Service has announced that it will not issue advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. Our opinion is not binding on the Service. In addition, there are no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those of the DLJdirect common stock. It is possible, therefore, that the Service could assert that the issuance of DLJdirect common stock could result in taxation to the Company. We are, however, of the opinion that the Service would not prevail in such an assertion.

     Based upon the foregoing, (i) it is our opinion that, for federal income tax purposes, DLJdirect common stock will be considered the common stock of the Company and, accordingly, neither the holders of DLJdirect common stock nor the Company will recognize any income, gain or loss as a result of the issuance of the DLJdirect common stock, and (ii) the statements set forth in the Prospectus under the caption "Material U.S. Federal Tax Considerations", insofar as such statements constitute a summary of matters of law, accurately describe the material United States federal income tax consequences referred to therein, subject to the qualifications stated therein.

     We hereby consent to the reference to Davis Polk & Wardwell under the caption "Material U.S. Federal Tax Considerations" in the Prospectus. The issuance of such a consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.




                                        Very truly yours,


                                        /s/ Davis Polk & Wardwell
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